Contact:

ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Fourth Quarter

and Full Year 2012 Financial Results

Conference Call Today at 5:00 pm ET

Los Angeles, CA - March 5, 2013 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) today announced financial results for the year and quarter ended December 31, 2012.

For the year ended December 31, 2012, the Company incurred a net loss of $14.5 million, or $0.35 per basic and diluted share compared to a net loss of $5.7 million for the year ended December 31, 2011, or $0.21 per basic and diluted share. The net loss for 2012 includes a charge of $2.3 million related to the revaluation of the Company's warrant derivatives and $496,000 in stock-based compensation. The net loss for 2011 included a credit of $2.9 million related to the revaluation of the warrant derivatives and charge of $1.2 million for stock-based compensation.

For the quarter ended December 31, 2012, the Company reported net income of $484,000, or $0.01 per basic and diluted share, compared to a net loss of $1,499,000, or $0.05 per basic and diluted share for the quarter ended December 31, 2011. The income for the quarter ended December 31, 2012, reflects a credit of $2.7 million related to the revaluation of the Company's warrant derivatives. The net loss for the quarter ended December 31, 2011 reflects a credit of $1.4 million related to the revaluation of the Company's warrants derivatives.

The Company reported that cash used in operations during 2012 was $12.4 million compared to $6.4 million in 2011. The increase reflects the continued ramp-up of the company's Phase II clinical trial of ICT-107 as well as research and development activities for ICT-121 and ICT-140. Additionally, the Company's general and administrative expenses increased in 2012 in order to develop and support its additional infrastructure. For the quarter ended December 31, 2012, the Company's cash used in operations was $3.2 million compared to $1.8 million in the same period of 2011.

As of December 31, 2012, the Company had $26.2 million in cash. During 2012, the Company completed two equity financings which provided $28.6 million, net of expenses, and received $3.2 million from the exercise of warrants.

With respect to the estimates regarding the interim analysis of the ongoing ICT-107 phase II clinical trial, the completion and announcement of the interim analysis by the data monitoring committee is anticipated in the second quarter, and the first top-line results are expected to be available by the end of this year.

Commented Andrew Gengos, ImmunoCellular Chief Executive Officer: "2012 was a year of significant progress and maturation for ImmunoCellular. We completed enrollment for the Phase II trial of ICT-107 in patients with newly diagnosed glioblastoma, and that trial continues to progress well. Two INDs, for ICT-121 and ICT-140, are currently active, with plans underway to begin clinical trials for both programs. We brought a second manufacturing site on-line for ICT-107, advancing our ability to meet the needs of further clinical testing and commercial manufacturing. We considerably strengthened the balance sheet, expanded our IP portfolio and strengthened our management team and board of directors. We believe that 2013 will be another year of accomplishment for our company - one in which we will have three active, novel clinical programs ongoing and continue to advance the field of cancer vaccines. We believe that our dendritic cell cancer vaccine discovery and development platform has the potential to significantly improve clinical outcomes for cancer patients, and to create meaningful value for all our stakeholders."

Conference Call Today

ImmunoCellular is holding a conference call and webcast today at 5:00 pm ET to discuss 2012 financial results and provide a business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL: 877 853 5636 (toll-free)

Conference code: 11995119

REPLAY: 855 859 2056 (toll-free)

404 537 3406

Conference code: 11995119

(Replay available from Tuesday, March 5, 2013 at 8:00 pm ET until Tuesday, March 12, 2013 at 11:59 pm ET.)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations, Events & Presentations section of ImmunoCellular's website at www.imuc.com. The information provided on the teleconference and webcast is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the timing of the results of ICT-107, the risk that ICT-107 can be further timely and successfully developed, manufactured or commercialized. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.